Exhibit 5.1

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

OFFICES Wells Fargo Capitol Center Suite 2300 Raleigh, North Carolina 27601	May 2, 2014	Mailing Address P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Baxano Surgical, Inc.

110 Horizon Drive

Suite 230

Raleigh, North Carolina 27615

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Baxano Surgical, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 21,520,982 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for the respective accounts of the persons identified in the Registration Statement as the selling stockholders (the “Selling Stockholders”), and which shares consist of (i) 9,428,000 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of subordinated convertible debentures in an aggregate principal amount of $9,993,680.00 (the “Debentures”), (ii) 2,911,947 shares of Common Stock issuable in lieu of cash interest payments on the Debentures (the “Interest Shares”), and (iii) 9,428,000 shares of Common Stock (the “Warrant Shares,” and collectively with the Conversion Shares and the Interest Shares, the “Shares”) issuable upon the exercise of certain warrants to purchase Common Stock of the Company (the “Warrants”), in each case issued to the Selling Stockholders pursuant to that certain securities purchase agreement, dated March 11, 2014 (the “Purchase Agreement”), by and among the Company and the Selling Stockholders. The Shares are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein and any amendment or supplement thereto.

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including exhibits, and the prospectus included therein, (ii) the Purchase Agreement, (iii) the Company’s Amended and Restated Certificate of Incorporation, as amended, (iv) the Company’s Amended and Restated Bylaws, (v) the Debentures, (vi) the Warrants, and (vii) such other corporate documents, records and proceedings, minutes, consents, actions and resolutions, as we have deemed necessary for the purposes of this opinion.

Baxano Surgical, Inc.

May 2, 2014

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as copies, and the authenticity of originals of such copies. We have also considered such matters of law and fact, in each case, as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have relied on oral or written statements of officers and other representatives of the Company, whom we believe to be responsible.

Based upon and subject to the foregoing and the further qualifications and limitations set forth below, it is our opinion that:

(1) The Conversion Shares have been duly authorized, and when issued upon conversion of the Debentures in accordance with the terms of the Debentures and upon either (a) the countersigning of the certificates representing the Conversion Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Conversion Shares by the transfer agent for the Common Stock, will be validly issued, fully paid and nonassessable.

(2) The Interest Shares have been duly authorized, and when issued in lieu of cash as payment of interest under the Debentures in accordance with the terms of the Debentures and upon either (a) the countersigning of the certificates representing the Interest Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Interest Shares by the transfer agent for the Common Stock, will be validly issued, fully paid and nonassessable.

(3) The Warrant Shares have been duly authorized, and when issued upon proper exercise of the Warrants in accordance with the terms of the Warrants and upon either (a) the countersigning of the certificates representing the Warrant Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Warrant Shares by the transfer agent for the Common Stock, will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom. These opinions are limited to matters governed by the Delaware General Corporation Law and we express no opinion as to the laws of any other jurisdiction. The opinions expressed herein do not extend to compliance with federal or state securities laws relating to the sale of the Shares.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof which may affect our opinions expressed herein.

Baxano Surgical, Inc.

May 2, 2014

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including any amendment or supplement thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.